Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-156252

BIOCANCELL THERAPEUTICS INC.

PROSPECTUS SUPPLEMENT NO. 8, DATED JANUARY 18, 2012

TO PROSPECTUS DATED APRIL 13, 2011

This prospectus supplement supplements our prospectus dated April 13, 2011, relating to the resale, from time to time, by certain stockholders or their pledgees, donees, transferees, or other successors in interest, of up to 1,872,780 shares of our common stock.

We will not receive any proceeds from any such sale of these shares.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on January 18, 2012, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated April 13, 2011 which is to be delivered with this prospectus supplement.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On January 17, 2011, the last reported sale price per share of our common stock was 1.076 NIS (approximately $0.28) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2012 (January 12, 2012)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-53708	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

At a special general meeting ("the Meeting") of the stockholders of BioCancell Therapeutics, Inc. ("the Company"), held on January 12, 2012 at the offices of the Company, following adjournment on January 11, 2012, the following matters were considered by the Meeting:

1.	The Meeting resolved to renew the employment agreement of Professor Abraham Hochberg for an additional three years, as of December 1, 2011.

Of the 10,996,818 shares whose owners were present at the meeting and participated in the vote, stockholders holding 10,068,241 shares (91.56%) voted in favor of the resolution, and stockholders holding 928,577 shares (8.44%) voted against. The votes against represent 3.48% of the Company’s total issued shares. Stockholders holding 1,482,079 shares abstained in the vote. Of the 4,928,910 shares participating in the vote and not held by controlling stockholders, stockholders holding 4,000,333 shares (81.16%) voted in favour of the resolution. Thus, more than one half of the shares held by non-controlling stockholders and participating in the vote approved the appointment.

2.
The Meeting resolved to approve the grant of options to purchase 300,000 shares of Common Stock of the Company to Professor Abraham Hochberg, at an exercise price per share of NIS 1.583, with 6.25% of the grant to vest at the end of each calendar quarter, commencing December 31, 2011.

Of the 10,996,818 shares whose owners were present at the meeting and participated in the vote, stockholders holding 10,618,636 shares (96.56%) voted in favor of the resolution, and stockholders holding 378,182 shares (3.44%) voted against. The votes against represent 1.42% of the Company’s total issued shares. Stockholders holding 1,482,079 shares abstained in the vote. Of the 4,928,910 shares participating in the vote and not held by controlling stockholders, stockholders holding 4,550,728 shares (92.33%) voted in favour of the resolution. Thus, more than one half of the shares held by non-controlling stockholders and participating in the vote approved the appointment, and less than two percent of the outstanding share capital voted against.

3.	The Meeting did not resolve to amend the Company's Amended and Restated Certificate of Incorporation increasing the Company's authorized stock capital.

Of the 12,478,897 shares whose owners were present at the meeting and participated in the vote, stockholders holding 11,806,897 shares (100%) voted in favor of the resolution, and no stockholders voted against. Stockholders holding 672,000 shares abstained in the vote. The affirmative votes of holders of 13,342,511 shares, being 50% of the Company’s outstanding share capital, was required for the resolution to be approved, and it was therefore not approved.

4.
The Meeting resolved to approve the private placement of 11,144,400 common shares of the Company to Clal Biotechnology Industries Ltd. (“CBI”) and other investors, at a price of NIS 1 per share, and the private placement of securities to previous investors, including CBI and Tikcro Technologies Ltd., entitled to an adjustment mechanism upon completion of the aforementioned investment. The Meeting further resolved to approve the payment of a distribution fee of 7% of funds received (except from CBI and the Provident Fund of the Employees of the Hebrew University of Jerusalem) to Clal Finance Underwriting Ltd.

Of the 10,766,818 shares whose owners were present at the meeting and participated in the vote, stockholders holding 10,766,818 shares (100%) voted in favor of the resolution, and no stockholders voted against. Stockholders holding 1,712,079 shares abstained in the vote. Of the 3,529,074 shares participating in the vote and not held by interested stockholders, stockholders holding 3,529,074 shares (100%) voted in favour of the resolution. Thus, more than one half of the shares held by disinterested stockholders participating in the vote approved the appointment, and less than two percent of the outstanding share capital voted against.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: January 18, 2012	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary